Exhibit 5.1

[Letterhead of Fredrikson & Byron, P.A.]

November 21, 2013

Cardiovascular Systems, Inc.

651 Campus Drive

St. Paul, Minnesota 55112-3495

RE: Cardiovascular Systems, Inc. Public Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Cardiovascular Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a final prospectus supplement dated November 20, 2013 (the “Final Prospectus Supplement”), which supplements a Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and effective on October 25, 2013 (such registration statement together with the registration statement filed by the Company on November 20, 2013 pursuant to Rule 462(b), being collectively referred to as the “Registration Statement”), including the prospectus dated October 25, 2013 included therein (the “Base Prospectus” and, together with the Final Prospectus Supplement, the “Prospectus”), relating to the offer and sale by the Company of 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, including up to 391,304 shares that may be sold pursuant to the exercise of a 30 day option granted by the Company.

The Shares are to be issued pursuant to the Prospectus and the Underwriting Agreement dated November 20, 2013 by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as manager of the underwriters named therein (the “Underwriting Agreement”).

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon a certificate of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing and upon the representations and information provided by the Company, we are of the opinion that the issuance of the Shares has been duly authorized and, when and to the extent the Shares are issued against payment therefor in accordance with the Prospectus and the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and the reference to our firm under the heading “Legal Matters” in the Registration Statement and Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Fredrikson & Byron P.A.
Fredrikson & Byron, P.A.